Exhibit 7

[FACE OF NOTE]

Unless this certificate is presented by an authorized representative of The Depository Trust Company (55 Water Street, New York, New York) to the issuer or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or such other name as requested by an authorized representative of The Depository Trust Company and any payment is made to Cede & Co., ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL since the registered owner hereof, Cede & Co., has an interest herein.

Unless and until it is exchanged in whole or in part for Notes in definitive registered form, this Note may not be transferred except as a whole by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.

REGISTERED NO. ETN-7/A19*               [ ] ETNs;

CUSIP: [ ]

ISIN: [ ]

UBS AG

ETRACS Silver Shares Covered Call Exchange Traded Notes (ETNs)

linked to the Credit Suisse NASDAQ Silver FLOWSTM 106 Index

due April 21, 2033**

UBS AG, a corporation organized under the laws of, and duly licensed as a bank in, Switzerland (the “Company”, which term includes any successor corporation under the Indenture hereinafter referred to), acting through its Nassau branch (the “Branch”), for value received, hereby promises to pay to Cede & Co., or registered assigns, at the office or agency of the Company in New York, New York, the Final Indicative Value of this Note (as defined on the reverse hereof) on the Maturity Date (as defined on the reverse hereof), in the coin or currency of the United States.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place. All capitalized terms used herein but not otherwise defined shall have the meaning assigned to them in the Indenture (as defined on the reverse hereof).

This Note shall not be valid or become obligatory for any purpose until the certificate of authentication hereon shall have been manually signed by the Trustee (as defined on the reverse hereof) under the Indenture referred to on the reverse hereof.

*

This amended and restated Note (together with the other amended and restated note amending and restating Note No. ETN-7/A6 on the date hereof) amends, restates and supersedes Note No. ETN-7/A6 dated June 30, 2017 in its entirety. We refer to this amended and restated Note as the “Note.”.

**	Subject to extension as described on the reverse hereof.

IN WITNESS WHEREOF, the Company, acting through the Branch, has caused this Note to be duly executed.

UBS AG, acting through its Nassau branch

By:
Name:
	Title:	Authorized Signatory

By:
Name:
	Title:	Authorized Signatory

CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

Dated: May 31, 2024

THE BANK OF NEW YORK MELLON, as Trustee

By:
Authorized Signatory

[REVERSE OF NOTE]

UBS AG

ETRACS Silver Shares Covered Call Exchange Traded Notes (ETNs)

linked to the Credit Suisse NASDAQ Silver FLOWSTM 106 Index

due April 21, 2033

This Note is one of a duly authorized issue of debentures, notes, bonds or other evidences of indebtedness of the Company (the “Securities”), all issued or to be issued under and pursuant to a senior indenture, dated as of March 29, 2007, between the Company (as successor to Credit Suisse AG) and The Bank of New York Mellon (the “Trustee”), to which indenture and all indentures supplemental thereto (collectively, the “Indenture”) reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Company, and the beneficial owner (the “Holder”) of the Securities. The Securities may be issued in one or more series, which different series may be issued in various aggregate principal amounts, may mature at different times, may bear interest (if any) at different rates, may be subject to different redemption provisions (if any), may be subject to different sinking, purchase or analogous funds (if any) and may otherwise vary as provided in the Indenture.

This Note (the “Note”) is one of a series designated as the ETRACS Silver Shares Covered Call Exchange Traded Notes (the “ETNs”) linked to the Credit Suisse NASDAQ Silver FLOWSTM 106 Index due April 21, 2033.

This Note is issuable only in registered form without coupons in minimum denominations of $1.00 and any integral multiples of $0.01 in excess thereof at the office or agency of the Company in the Borough of Manhattan, The City of New York, in the manner and subject to the limitations provided in the Indenture.

Maturity Date

The scheduled “Maturity Date” of this Note is initially April 21, 2033, but may be extended at the option of the Company for up to two additional five-year periods. The Company may only extend the scheduled Maturity Date for five years at a time. If the Company exercises its option to extend the scheduled Maturity Date, the Company will notify the Holder of this Note and the Trustee at least 45 calendar days but not more than 60 calendar days prior to the then scheduled Maturity Date. The Company will provide such notice to the Holder of this Note and the Trustee in respect of each five-year extension of the scheduled Maturity Date that the Company chooses to effect.

If the scheduled Maturity Date is not a Business Day, the Maturity Date will be postponed to the first Business Day following the scheduled Maturity Date. If the scheduled Final Valuation Date is not a Trading Day, the Final Valuation Date will be postponed to the next following Trading Day, in which case the Maturity Date will be postponed to the third Business Day following the Final Valuation Date as so postponed. If a Market Disruption Event occurs or is continuing on the Final Valuation Date, as determined by the Calculation Agent (as defined below), the Maturity Date will be postponed until the date three Business Days following the Final Valuation Date, as postponed. No interest or additional payment will accrue or be payable hereon as a result of any postponement of the Maturity Date.

Payment at Maturity

The Holder of this Note shall receive a cash payment on the Maturity Date for each $400.00 principal amount of this Note not previously accelerated or redeemed equal to the Final Indicative Value (as defined below). In no event will the payment at maturity be less than zero.

The “Final Indicative Value” per $400.00 principal amount of this Note will be equal to the arithmetic average, as determined by the Calculation Agent, of the Closing Indicative Value on each of the immediately preceding five (5) Trading Days to and including the Final Valuation Date (the “Final Valuation Period”).

The “Closing Indicative Value” on the Inception Date was $20.00 (the “Initial Indicative Value”). The Closing Indicative Value on each calendar day following the Inception Date will be calculated by the Index Calculation Agent and will be equal to (1) the Current Principal Amount for such calendar day plus (2) for any day on or after the Index Distribution Date but prior to the Ex-Coupon Date for a given month, any accrued but unpaid Coupon Amount. The Closing Indicative Value will never be less than zero. If the Intraday Indicative Value of the ETNs is equal to or less than zero at any time or the Closing Indicative Value is equal to zero on any Trading Day, the Closing Indicative Value of the ETNs on that day, and all future days, will be zero. The ETNs underwent a 1-for-20 reverse split, effective September 27, 2022. If the ETNs undergo a subsequent split or reverse split, the Closing Indicative Value (including the Current Principal Amount) will be adjusted accordingly by the Calculation Agent, and subsequent calculations under this Note shall be made by reference to the principal amount corresponding to the adjusted Closing Indicative Value. Upon such adjustment, notice thereof shall be given to the Trustee.

The “Current Principal Amount” on each calendar day following the Inception Date will be equal to (1)(a) the Current Principal Amount on the immediately preceding calendar day times (b) the Daily Index Factor on such calendar day minus (2) the Daily Investor Fee on such calendar day. The Current Principal Amount on the Inception Date was $20.00.

“Inception Date” means April 16, 2013.

The “Intraday Indicative Value” per $400.00 principal amount of this Note will be calculated and published by the Index Calculation Agent every fifteen (15) seconds on each Trading Day during normal trading hours so long as no Market Disruption Event has occurred or is continuing and will be disseminated over the consolidated tape or other major market data vendor. If the Intraday Indicative Value of the ETNs is equal to or less than zero at any time or the Closing Indicative Value is equal to zero on any Trading Day, the Closing Indicative Value of the ETNs on that day, and all future days, will be zero.

The “Index” means the Credit Suisse NASDAQ Silver FLOWSTM (Formula-Linked OverWrite Strategy) 106 Index (Bloomberg ticker symbol “QSLVO <Index>” (or any successor thereto)).

The “Daily Index Factor” on any Index Business Day will equal (a) the Closing Level of the Index on such Index Business Day divided by (b) the Closing Level of the Index on the immediately preceding Index Business Day. The Daily Index Factor is deemed to be one on any day that is not an Index Business Day.

On any calendar day, the “Daily Investor Fee” will be equal to the product of (1)(a) the Current Principal Amount on the immediately preceding calendar day times (b) the Daily Index Factor on such calendar day times (2)(a) the Investor Fee Rate divided by (b) 365. The “Investor Fee Rate” will be equal to 0.65%.

The “Closing Level” of the Index on any Trading Day will be the closing level published on Bloomberg under the ticker symbol “QSLVO <Index>” or any successor page on Bloomberg or any successor service, as applicable; provided that in the event a Market Disruption Event exists on a Valuation Date, the Calculation Agent will determine the Closing Level of the Index for such Valuation Date, if necessary, as set forth under the definition of “Market Disruption Events” herein.

The “Valuation Date” is April 18, 2033 or, if such date is not a Trading Day, the next following Trading Day (the “Final Valuation Date”), any Early Redemption Valuation Date, any Accelerated Valuation Date and any Trading Day in the Accelerated Valuation Period. If the Company exercises its option to extend the scheduled Maturity Date, the Final Valuation Date for the Notes will be the third scheduled Business Day prior to the scheduled Maturity Date, as extended.

A “Business Day” is a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in New York City or London, England generally are authorized or obligated by law, regulation or executive order to close.

A “Trading Day” is a day which is (i) an Index Business Day, (ii) an ETN Business Day and (iii) an Index Component Business Day for each of the Index Components.

An “Index Business Day” is a day on which the level of the Index is calculated and published.

With respect to any Index Component, an “Index Component Business Day” is a day on which trading is generally conducted on any markets on which such Index Component is traded.

An “ETN Business Day” is a day on which trading is generally conducted on the New York Stock Exchange, NYSE Arca and NASDAQ.

The “Calculation Agent” means Credit Suisse International (“CSi”), UBS Securities LLC (“UBS Securities”) or any successor calculation agent appointed by the Company.

Coupon Amount

On each Coupon Payment Date, for each $400.00 principal amount of this Note, the Holder will be entitled to receive a variable cash payment equal to the Closing Indicative Value on the Index Business Day immediately preceding the relevant Index Distribution Date multiplied by the Coupon Percentage for that Index Distribution Date (the “Coupon Amount”). The Coupon Amount will be paid on the Coupon Payment Date to the Holder of record on the applicable Coupon Record Date. No Coupon Amount will be due or payable in the event the Holder of this Note elects to offer it for early redemption or we accelerate the maturity of this Note.

The “Coupon Percentage” in respect of an Index Distribution Date will be the Distribution for such Index Distribution Date divided by the Closing Level of the Index on the Index Business Day immediately preceding the Index Distribution Date. The “Distribution” represents the notional monthly call premium earned on the sale of the call options written on the SLV Shares during the immediately preceding Index Rebalancing Period determined pursuant to the rules of the Index.

An “Index Distribution Date” will be the date on which the Distribution is subtracted from the level of the Index pursuant to the rules of the Index.

The “Coupon Payment Date” means the later of (a) the 25th day of each calendar month, provided that, if such day is not a Business Day, the Coupon Amount will be paid on the first following Business Day, unless the first following Business Day is in the next calendar month, in which case the Coupon Amount will be paid on the immediately preceding day that is a Business Day, and (b) the day that is six (6) Business Days following the Index Distribution Date; provided that, in the event that any adjustment is made to the Coupon Payment Date, the relevant Coupon Amount shall not be affected by such adjustment and no additional amount will accrue or be payable in respect of such originally scheduled Coupon Payment Date.

The “Coupon Record Date” means with respect to each Coupon Payment Date, the third scheduled Business Day prior to such Coupon Payment Date.

The “Ex-Coupon Date”, with respect to each Coupon Amount, will be the first Trading Day on which the ETNs trade without the right to receive such Coupon Amount (under current NASDAQ practice, the Ex-Coupon Date will generally be the second Trading Day prior to the applicable Coupon Record Date, such practice is expected to be shortened to the first Trading Day prior to the applicable Coupon Record Date for trades executed on or after September 5, 2017).

Redemption at the Option of the Holder

A beneficial owner of an interest in this Note may elect to offer all or a portion of this Note for redemption by the Company on any Business Day beginning on April 17, 2013 through April 7, 2033 (or, if the Maturity Date is extended as described above, five scheduled Trading Days prior to the scheduled Final Valuation Date, as extended) of at least 50,000 ETNs (the “Minimum Redemption Amount”), or an integral multiple of 50,000 ETNs in excess thereof by following the procedures set forth below:

•

Cause its broker to deliver a notice of redemption, in substantially the form as Annex A (the “Redemption Notice”), to the Company via email or other electronic delivery as requested by the Company. If the Redemption Notice is delivered prior to 4:00 p.m., New York City time, on any Business Day, the immediately following Trading Day shall be the applicable “Early Redemption Valuation Date.” Otherwise, the second following Trading Day shall be the applicable Early Redemption Valuation Date. If the Company receives the Redemption Notice no later than 4:00 p.m., New York City time, on any Business Day, the Company will respond by sending the broker an acknowledgment of the Redemption Notice accepting the redemption request by 7:30 p.m., New York City time, on the Business Day prior to the applicable Early Redemption Valuation Date. The Company or its affiliate must acknowledge to the broker acceptance of the Redemption Notice in order for the redemption request to be effective;

•

Cause its broker to cause its DTC custodian to book a delivery versus payment trade with respect to the principal amount of this Note offered for redemption on the applicable Early Redemption Valuation Date at a price equal to the applicable Early Redemption Amount, facing the Company; and

•

Cause its broker to cause its DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m. New York City time, on the applicable Early Redemption Date (the third Business Day following the Early Redemption Valuation Date).

Upon compliance with the foregoing procedures, the Company will be obliged to redeem the portion this Note so requested to be redeemed as set forth under “Payment Upon Early Redemption” below.

The Company will act as paying agent in connection with redemptions at the election of the Holder of this Note and upon such redemption the Company shall so advise the Trustee and deliver the principal amount of this Note that is so redeemed to the Trustee for cancellation.

The Calculation Agent shall have the right to reduce, in part or in whole, the Minimum Redemption Amount, and upon such reduction, notice thereof shall be given to the Trustee.

If the ETNs undergo a split or reverse split, the minimum number of the ETNs needed to exercise the Holder’s right to redeem will remain the same.

Payment Upon Early Redemption

If this Note is redeemed, on the applicable Early Redemption Date, the Holder will receive the “Early Redemption Amount”, which is a cash payment in an amount per $400.00 principal amount of this Note submitted for redemption equal to the greater of (A) zero and (B)(1) the Closing Indicative Value on the applicable Early Redemption Valuation Date minus (2) the Early Redemption Charge, calculated by the Calculation Agent.

The “Early Redemption Date” is the third Business Day following an Early Redemption Valuation Date. If the applicable Early Redemption Valuation Date is postponed, as determined by the Calculation Agent, the Early Redemption Date will be postponed until the date three Business Days following such Early Redemption Valuation Date, as postponed. No interest or additional payment will accrue or be payable hereon as a result of any postponement of the Early Redemption Date.

The “Early Redemption Charge” is equal to 0.125% times the Closing Indicative Value on the Early Redemption Valuation Date.

Acceleration at the Option of the Company or Upon an Acceleration Event

The Company shall have the right to accelerate this Note in whole or in part on any Business Day occurring on or after the Inception Date (an “Optional Acceleration”). In addition, if an Acceleration Event (as defined herein) occurs at any time, the Company will have the right to accelerate all or any portion of this Note (an “Event Acceleration”). Upon an acceleration of all of the outstanding ETNs, the Holder of this Note will receive a cash payment in an amount (the “Accelerated Redemption Amount”) equal to the arithmetic average, as determined by the Calculation Agent, of the Closing Indicative Values during the Accelerated Valuation Period. If fewer than all of the outstanding ETNs are accelerated, the Accelerated Redemption Amount will be the Closing Indicative Value on the Accelerated Valuation Date. If less than all the ETNs are to be redeemed pursuant to an Optional Acceleration or an Event Acceleration, the ETNs or portions of the ETNs to be redeemed shall be selected, if the ETNs are in definitive form, by lot by the trustee, and for so long as the ETNs are held by DTC (or another depositary), the redemption of the ETNs shall be done in accordance with the policies and procedures of the depositary, which may be made on a pro rata pass-through distribution of principal basis. The ETNs may be accelerated in part in multiples of 50,000 ETNs, or an integral multiple of 50,000 ETNs in excess thereof. The Company will provide at least five (5) Business Days’ notice of any ETNs to be accelerated and, in the case of any ETNs selected for partial redemption, the stated principal amount thereof to be redeemed. All provisions relating to the acceleration of this Note to be redeemed only in part, relate to the portion of the stated principal amount of the Note which has been or is to be redeemed pursuant to these acceleration provisions.

In the case of an Optional Acceleration of all outstanding ETNs, the “Accelerated Valuation Period” shall be a period of five (5) consecutive Trading Days specified in the Company’s notice of Optional Acceleration, the first Trading Day of which shall be at least two (2) Business Days after the date on which the Company gives notice of such Optional Acceleration. In the case of an Event Acceleration of all outstanding ETNs, the “Accelerated Valuation Period” shall be a period of five (5) consecutive Trading Days, the first Trading Day of which shall be the day on which the Company gives notice of such Event Acceleration (or, if such day is not a Trading Day, the next following Trading Day). In the case of an acceleration of less than all outstanding ETNs, the “Accelerated Valuation Date” will be the first Trading Day following the date of Company’s notice of acceleration. The Accelerated Redemption Amount will be payable on the third Business Day following the Accelerated Valuation Date or the third Business Day following the last Trading Day in the Accelerated Valuation Period, as the case may be (such date the “Acceleration Date”). The Company will give notice of any acceleration of this Note through customary channels used to deliver notices to holders of exchange traded notes.

Any ETNs previously redeemed by the Company at the Holder’s or Company’s option or accelerated following an Acceleration Event will be cancelled on the Early Redemption Date or the Acceleration Date, as applicable. Consequently, as of such Early Redemption Date or the Acceleration Date, as applicable, the redeemed ETNs will no longer be outstanding.

If the last scheduled Valuation Date in the Accelerated Valuation Period is postponed, as determined by the Calculation Agent, the Acceleration Date will be postponed until the date three Business Days following the last scheduled Valuation Date in the Accelerated Valuation Period, as postponed. No interest or additional payment will accrue or be payable hereon as a result of any postponement of the Acceleration Date.

The Company will give the Trustee a copy of the irrevocable call notice at the same time that it delivers such notice to the Holder of this Note.

An “Acceleration Event” means:

(i)

an amendment to or change (including any officially announced proposed change) in the laws, regulations or rules of the United States (or any political subdivision thereof), or any jurisdiction in which a Primary Exchange or Related Exchange (each as defined herein) is located that (i) makes it illegal for the Company or its affiliates to hold, acquire or dispose of options or futures contracts relating to the Index or the SLV Shares or options, futures, swaps or other derivatives on the Index, the SLV Shares or the Options (including but not limited to exchange-imposed position limits), (ii) shall materially increase the cost to the Company, the Company’s affiliates. third parties with whom Company transacts or similarly situated third parties in performing Company’s or their obligations in connection with this Note, (iii) shall have a material adverse effect on any of these parties’ ability to perform their obligations in connection with this Note or (iv) shall materially affect Company’s ability to issue or transact in exchange traded notes similar to this Note, each as determined by the Company or the Calculation Agent;

(ii)

any official administrative decision, judicial decision, administrative action, regulatory interpretation or other official pronouncement interpreting or applying those laws, regulations or rules that is announced on or after the Inception Date that (i) makes it illegal for the Company or its affiliates to hold, acquire or dispose of options or futures contracts relating to the Index or the SLV Shares or options, futures, swaps or other derivatives on the Index or the futures contracts relating to the Index, the SLV Shares or the Options (including but not limited to exchange-imposed position limits), (ii) shall materially increase the cost to the Company, the Company’s affiliates, third parties with whom the Company transacts or similarly situated third parties in performing Company’s or their obligations in connection with this Note, (iii) shall have a material adverse effect on the ability of the Company, the Company’s affiliates, third parties with whom the Company transacts or a similarly situated third party to perform the Company’s or their obligations in connection with this Note or (iv) shall materially affect the Company’s ability to issue or transact in exchange traded notes similar to this Note, each as determined by the Company or the Calculation Agent;

(iii)

any event that occurs on or after the Inception Date that makes it a violation of any law, regulation or rule of the United States (or any political subdivision thereof), or any jurisdiction in which a Primary Exchange or Related Exchange (each as defined herein) is located, or of any official administrative decision, judicial decision, administrative action, regulatory interpretation or other official pronouncement interpreting or applying those laws, regulations or rules, (i) for the Company or its affiliates to hold, acquire or dispose of options contracts relating to the Index or the SLV Shares or options, futures, swaps or other derivatives on the Index, the SLV Shares or the Options (including but not limited to exchange-imposed position limits), (ii) for the Company, the Company’s affiliates, third parties with whom the Company transacts or similarly situated third parties to perform the Company’s or their obligations in connection with this Note or (iii) for the Company to issue or transact in exchange traded notes similar to this Note, each as determined by the Company or the Calculation Agent;

(iv)

any event, as determined by the Company or the Calculation Agent, that the Company or any of the Company’s affiliates or a similarly situated party would, after using commercially reasonable efforts, be unable to, or would incur a materially increased amount of tax, duty, expense or fee (other than brokerage commissions) to, acquire, establish, re-establish, substitute, maintain, unwind or dispose of any transaction or asset it deems necessary to hedge the risk of this Note, or realize, recover or remit the proceeds of any such transaction or asset;

(v)	if at any point, the Intraday Indicative Value is equal to or less than five percent (5%) of the prior day’s Closing Indicative Value; or

(vi)

as determined by the Calculation Agent, the primary exchange or market for trading for this Note, if any, announces that pursuant to the rules of such exchange or market, as applicable, this Note cease (or will cease) to be listed, traded or publicly quoted on such exchange or market, as applicable, for any reason and are not immediately re-listed, re-traded or re-quoted on an exchange or quotation system located in the same country as such exchange or market, as applicable.

“SLV Shares” means the shares of the iShares® Silver Trust (Bloomberg ticker symbol “SLV UP <Equity>”) or any successor thereof.

“Options” means call options on the SLV Shares with a strike price of approximately 106% of the price of the SLV Shares exercisable on the option expiration date.

“Index Components” means the SLV Shares and the Options that comprise the Index from time to time.

“Primary Exchange” means the primary exchange on which options or futures contracts relating to the Index or the SLV Shares are traded, as determined by the Calculation Agent, which is initially the Chicago Board Options Exchange (CBOE).

“Related Exchange” means each exchange or quotation system where trading has a material effect (as determined by the Calculation Agent) for the overall market for futures or options contracts relating to the Index or the SLV Shares.

Market Disruption Events

The Calculation Agent will be solely responsible for the determination and calculation of any adjustments to any Index Component and of any related determinations and calculations with respect to any event described below and its determinations and calculations will be conclusive absent manifest error.

A “Market Disruption Event” is:

(a) the occurrence or existence of a suspension, absence or material limitation of trading of the Index Components on the relevant exchange for such Index Component for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such relevant exchange;

(b) a breakdown or failure in the price and trade reporting systems of the relevant exchange for any Index Component, as a result of which the reported trading prices for the Index Component during the last one-half hour preceding the close of the principal trading session on such relevant exchange are materially inaccurate;

(c) the occurrence or existence of a suspension, absence or material limitation of trading on the primary related exchange or market for trading in futures or options contracts related to any Index Component for more than two hours of trading during, or during the one-half hour period preceding the close of the principal trading session for such related exchange or market;

(d) a decision to permanently discontinue trading in those related futures or options contracts; or

(e) failure of the Index Calculation Agent to publish the level of the Index, including as a result of any disruption of the Index Components;

in each case, as determined by the Calculation Agent in its sole discretion; and in each case a determination by the Calculation Agent in its sole discretion that any event described above materially interfered with the Company’s ability or the ability of any of the Company’s affiliates to effect transactions in the Index Component or any instrument related to the Index Component or to adjust or unwind all or a material portion of any hedge position in the Index Component with respect to the ETNs.

For the purpose of determining whether a market disruption event in respect of an Index Component has occurred:

(a) a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the relevant exchange for such Index Component or the primary related exchange or market for trading in futures or options contracts related to such Index Component;

(b) limitations pursuant to NYSE Rule 80B (or any applicable rule or regulation enacted or promulgated by the NYSE, any other U.S. self-regulatory organization, the SEC or any other relevant authority of scope similar to NYSE Rule 80B) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading; and

(c) a suspension of trading in futures or options contracts related to such Index Component by the primary related exchange or market for trading in such contracts, if available, by reason of:

(i)	a price change exceeding limits set by such exchange or market;

(ii)	an imbalance of orders relating to such contracts; or

(iii)	a disparity in bid and ask quotes relating to such contracts;

will, in each such case, constitute a suspension, absence or material limitation of trading in futures or options contracts related to such Index Component; and

(d) a “suspension, absence or material limitation of trading” on the primary related exchange or market on which futures or options contracts related to such Index Component are traded will not include any time when such exchange or market is itself closed for trading under ordinary circumstances;

in each case, as determined by the Calculation Agent in its sole discretion.

If the Calculation Agent determines that a Market Disruption Event occurs or is continuing on any Valuation Date (including, without limitation, the Final Valuation Date, the Early Redemption Valuation Date, or any Valuation Date in the Accelerated Valuation Period or Final Valuation Period), that Valuation Date will be postponed until the first Trading Day on which no Market Disruption Event occurs or is continuing, unless a Market Disruption Event occurs or is continuing for each of the five (5) Trading Days following the applicable scheduled Valuation Date. In that case, the fifth Trading Day following the applicable scheduled Valuation Date shall be deemed to be the applicable Valuation Date, notwithstanding the fact that a Market Disruption Event occurred or was continuing on such Trading Day, and the Calculation Agent will determine the applicable Closing Indicative Value using an appropriate Closing Level of the Index on that deemed Valuation Date taking into account the nature and duration of such Market Disruption Event. If any Valuation Date in the Accelerated Valuation Period or Final Valuation Period is postponed as described above, each subsequent Valuation Date in the Accelerated Valuation Period or Final Valuation Period will be postponed by the same number of Trading Days. In addition, if the Final Valuation Date, the Early Redemption Valuation Date or the last scheduled Valuation Date in the Accelerated Valuation Period is postponed, the Maturity Date, the corresponding Early Redemption Date or the Acceleration Date, as the case may be, will be postponed until the date three (3) Business Days following such Valuation Date, as postponed.

Discontinuation or Modification of the Index

If CSi or Nasdaq, Inc. (each, an “Index Sponsor”), discontinue publication of the Index and the Index Sponsor or anyone else publishes a substitute index that the Calculation Agent determines is comparable to the Index, then the Calculation Agent will permanently replace the original Index with that substitute index (the “Successor Index”) for all purposes under this Note, and all provisions described herein as applying to the Index will thereafter apply to the Successor Index instead. If the Calculation Agent replaces the original Index with a Successor Index, then the Calculation Agent will determine the Early Redemption Amount, Accelerated Redemption Amount or Maturity Redemption Amount (each, a “Redemption Amount”) and the Coupon Amount, as applicable, by reference to the Successor Index.

If the Calculation Agent determines that the publication of the Index is discontinued and there is no successor index, the Calculation Agent will determine the level of the Index, and thus the applicable Redemption Amount, by a computation methodology that the Calculation Agent determines will as closely as reasonably possible replicate the Index.

If the Calculation Agent determines that the Index, the Options or the method of calculating the Index is changed at any time in any respect, including whether the change is made by the Index Sponsors under their existing policies or following a modification of those policies, is due to the publication of a successor index, is due to events affecting the SLV Shares or the Options, or is due to any other reason and is not otherwise reflected in the level of the Index by the Index Sponsors pursuant to the methodology described herein, then the Calculation Agent will be permitted (but not required) to make such adjustments in the Index or the method of its calculation as it believes are appropriate to ensure that the Closing Level of the Index used to determine the applicable Redemption Amount is equitable.

Calculation Agent

CSi, UBS Securities, or another affiliate of ours will serve as the Calculation Agent. The Calculation Agent will, in its reasonable discretion, make certain calculations and determinations that may impact the value of this Note, including determination of the arithmetic average of the Closing Indicative Values where applicable, a split or reverse split of the ETNs, calculation of default amounts, Market Disruption Events, any Successor Index, Business Days and Trading Days, the Current Principal Amount, the Daily Investor Fee amount, the Daily Index Factor, the Coupon Amount, the Closing Level of the Index on any Trading Day, the Maturity Date, any Early Redemption Dates, the Acceleration Date, the amount payable in respect of this Note at maturity, upon early redemption or acceleration and any other calculations or determinations to be made by the Calculation Agent as specified herein. In addition, the Calculation Agent may modify the Index or adjust the method of its calculation if it determines that the publication of the Index is discontinued and there is no Successor Index or in the case of a Market Disruption Event. The Calculation Agent will have the ability to make determinations with respect to reduction of the Minimum Redemption Amount, certain Acceleration Events, calculation of default amounts and whether a Market Disruption Event has occurred. Absent manifest error, all determinations of the Calculation Agent will be final and binding on the Holder of this Note and the Company, without any liability on the part of the Calculation Agent. The Holder of this Note will not be entitled to any compensation from Company for any loss suffered as a result of any of the above determinations by the Calculation Agent.

If the Calculation Agent ceases to perform its role, the Company will either, at the Company’s sole discretion, perform such role, appoint another party to do so or accelerate this Note.

The Company may appoint a different Calculation Agent from time to time without notice to or the consent of any Holder.

Default Amount on Acceleration

In case an Event of Default with respect to this Note shall have occurred and be continuing, the amount declared due and payable upon any acceleration of this Note will be determined by the Calculation Agent and will equal, for each $400.00 principal amount of this Note, the Closing Indicative Value determined by the Calculation Agent occurring on the Trading Day following the date on which this Note was declared due and payable.

Manner of Payment

This Note is payable in the manner, with the effect and subject to the conditions provided in the Indenture.

If a payment date is not a Business Day as defined in the Indenture at a place of payment, payment may be made at that place on the next succeeding day that is a Business Day, and no interest shall accrue for the intervening period.

Amendments

The Indenture contains provisions which provide that the Company and the Trustee may amend or supplement the Indenture or the Securities without notice to or the consent of any Holder in order to (i) cure any ambiguity, defect or inconsistency in the Indenture, provided that such amendments or supplements shall not materially and adversely affect the interests of the Holders; (ii) comply with the requirements of the Indenture if the Company consolidates with, merges with or into, or sells, conveys, transfers, leases or otherwise disposes of all or substantially all of its property and assets, to any person; (iii) comply with any requirements of the Commission in connection with the qualification of the Indenture under the Trust Indenture Act; (iv) evidence and provide for the acceptance of appointment hereunder with respect to the Securities by a successor trustee; (v) establish the form or forms or terms of Securities of any series or of the coupons appertaining to such Securities as permitted by the Indenture; (vi) provide for uncertificated or unregistered Securities and to make all appropriate changes for such purpose; (vii) provide for a guarantee from a third party on outstanding Securities that are issued under the Indenture; or (viii) make any change that does not materially and adversely affect the rights of any Holder.

The Indenture provides that, without prior notice to any Holders, the Company and the Trustee may amend the Indenture and the Securities of any series with the written consent of the Holders of a majority in principal amount of the outstanding Securities of all series affected by such amendment (all such series voting as one class), and the Holders of a majority in principal amount of the outstanding Securities of all series affected thereby (all such series voting as one class) by written notice to the Trustee may waive future compliance by the Company with any provision of the Indenture or the Securities of such series; provided that, without the consent of each Holder of the Securities affected thereby, an amendment or waiver, including a waiver of past defaults, may not: (i) extend the stated maturity of the Principal of, or any sinking fund obligation or any installment of interest on, such Holder’s Security, or reduce the principal amount thereof or the rate of interest thereon (including any amount in respect of original issue discount), or adversely affect the rights of such Holder under any mandatory redemption or repurchase provision or any right of redemption or repurchase at the option of such Holder, or reduce the amount of the Principal of an Original Issue Discount Security that would be due and payable upon an acceleration of the maturity thereof or the amount thereof provable in bankruptcy, insolvency or similar proceeding, or change any place of payment where, or the currency in which, the principal amount or the interest thereon is payable, modify any right to convert or exchange such Holder’s Security for another security to the detriment of the Holder or impair the right to institute suit for the enforcement of any such payment on or after the due date therefor; (ii) reduce the percentage in principal amount of outstanding Securities the consent of whose Holders is required for any such supplemental indenture, for any waiver of compliance with certain provisions of the Indenture or certain Defaults and their consequences provided for in the Indenture; (iii) waive a Default in the payment of the principal amount of or interest on any Security of such Holder; or (iv) modify any of the provisions of the Indenture governing supplemental indentures except to increase the required percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the Holder of each outstanding Security affected thereby.

In addition, this Note may be amended, without the consent of any Holder, to conform the terms of this Note to the terms as set forth in Pricing Supplement No. ETN-7/A19, as it may be amended, and the prospectus supplement and prospectus referred to therein, each related to this Note and filed with the Securities and Exchange Commission, and the Trustee is hereby authorized to enter into any such amendment to this Note without the consent thereto of any such Holder.

General

The Company, acting through the Branch, the Trustee and any agent of the Company or the Trustee may deem and treat the registered Holder hereof as the absolute owner of this Note (whether or not this Note shall be overdue and notwithstanding any notation of ownership or other writing hereon) for the purpose of receiving payment of, or on account of, any amount payable at maturity or upon repurchase, and, subject to the provisions hereof, for all other purposes, and neither the Company, acting through the Branch, nor the Trustee nor any agent of the Company or the Trustee shall be affected by any notice to the contrary.

No recourse under or upon any obligation, covenant or agreement contained in the Indenture or any indenture supplemental thereto or in this Note, or because of any indebtedness evidenced thereby or hereby, shall be had against any incorporator as such, or against any past, present or future stockholder, officer, director or employee, as such, of the Company or of any successor, either directly or through the Company or any successor, under any rule of law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise, all such liability being expressly waived and released by the acceptance hereof and as part of the consideration for the issue hereof.

The Indenture provides that, subject to certain conditions, the Holders of at least a majority in principal amount (or, if any Securities are Original Issue Discount Securities, such portion of the principal amount as is then accelerable) of the outstanding Securities of all series affected (voting as a single class), by notice to the Trustee, may waive an existing Default or Event of Default with respect to the Securities of such series and its consequences, except a Default in the payment of Principal of or interest on any Security or in respect of a covenant or provision of the Indenture which cannot be modified or amended without the consent of the Holder of each outstanding Security affected. Upon any such waiver, such Default shall cease to exist, and any Event of Default with respect to the Securities of such series arising therefrom shall be deemed to have been cured, for every purpose of the Indenture; but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereto.

The Indenture provides that a series of Securities may include one or more tranches (each a “tranche”) of Securities, including Securities issued in a Periodic Offering. The Securities of different tranches may have one or more different terms but all the Securities within each such tranche shall have identical terms provided that Securities within a tranche may have different authentication dates, public offering prices, initial interest accrual dates, and initial interest payment dates, if applicable. Notwithstanding any other provision of the Indenture, subject to certain exceptions, with respect to sections of the Indenture concerning the execution, authentication and terms of the Securities, redemption of the Securities, Events of Default of the Securities, defeasance of the Securities and amendment of the Indenture, if any series of Securities includes more than one tranche, all provisions of such sections applicable to any series of Securities shall be deemed equally applicable to each tranche of any series of Securities in the same manner as though originally designated a series unless otherwise provided with respect to such series or tranche pursuant to a board resolution or a supplemental indenture establishing such series or tranche.

This Note is unsecured and ranks pari passu with all other unsecured and unsubordinated indebtedness of the Company.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, acting through the Branch, which is absolute and unconditional, to pay any amount payable at maturity or upon repurchase on this Note in the manner, at the place at the time and in the coin or currency herein prescribed.

The laws of the State of New York (without regard to conflicts of laws principles thereof) shall govern this Note.

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

[PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE]
[PLEASE PRINT OR TYPE NAME AND ADDRESS, INCLUDING ZIP CODE, OF ASSIGNEE]

the within Note and all rights thereunder, hereby irrevocably constituting and appointing

__________________________________________ Attorney to transfer such Note on the books of the Company, with full power of substitution in the premises.

Signature:

Dated:	NOTICE: The signature to this assignment must correspond with the name as written upon the face of the within Note in every particular without alteration or enlargement or any change whatsoever.

FORM OF OFFER FOR REDEMPTION

(a) PART A: TO BE COMPLETED BY THE BENEFICIAL OWNER

Dated:
[insert date]

UBS AG (“UBS”)

E-mail: ol-ubs-etracs@ubs.com

Re: ETRACS Silver Shares Covered Call ETNs due April 21, 2033

Ladies and Gentlemen:

The undersigned beneficial owner hereby irrevocably offers to UBS the right to redeem the ETNs, as described in the Pricing Supplement dated May 31, 2024, in the amounts and on the date set forth below.

Name of beneficial holder:
[insert name of beneficial owner]

Number of ETNs offered for redemption (You must offer at least the applicable minimum redemption amount for redemption at one time for your offer to be valid. The minimum redemption amount will be equal to 10,000 ETNs and integral multiples of 10,000 ETNs in excess thereof. The trading day immediately succeeding the date you offered your ETNs for redemption will be the Early Redemption Valuation Date applicable to such redemption.):

[insert number of ETNs offered for redemption]

Applicable valuation date:	,	20

Applicable redemption date:	,	20
	[insert a date that is three (3) business days following the applicable valuation date]

Contact Name:
[insert the name of a person or entity to be contacted with respect to this Offer for Redemption]
Telephone #:
[insert the telephone number at which the contact person or entity can be reached]

My ETNs are held in the following DTC Participant’s Account (the following information is available from the broker through which you hold your ETNs):

Name:

DTC Account Number (and any relevant sub-account):

Contact Name:

Telephone Number:

Acknowledgement: In addition to any other requirements specified in the Pricing Supplement being satisfied, I acknowledge that the ETNs specified above will not be redeemed unless (i) this Offer for Redemption, as completed and signed by the DTC Participant through which my ETNs are held (the “DTC Participant”), is delivered to UBS, (ii) the DTC Participant has booked a “delivery versus payment” (“DVP”) trade on the applicable Early Redemption Valuation Date facing UBS, and (iii) the DTC Participant instructs DTC to deliver the DVP trade to UBS as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the applicable redemption date. I also acknowledge that if this Offer for Redemption is received after 4:00 p.m., New York City time, on a business day, I will be deemed to have made this Offer for Redemption on the following business day. I understand that no Offer for Redemption will be accepted following notice of acceleration of all of the outstanding ETNs.

The undersigned acknowledges that UBS will not be responsible for any failure by the DTC Participant through which such undersigned’s ETNs are held to fulfill the requirements for redemption set forth above.

[Beneficial Holder]

PART B OF THIS NOTICE IS TO BE COMPLETED BY THE DTC PARTICIPANT IN WHOSE ACCOUNT THE ETNs ARE HELD AND DELIVERED TO UBS BY 4:00 P.M., NEW YORK CITY TIME, ON THE BUSINESS DAY IMMEDIATELY PRECEDING THE APPLICABLE EARLY REDEMPTION VALUATION DATE

BROKER’S CONFIRMATION OF REDEMPTION

[PART B: TO BE COMPLETED BY BROKER]

Dated:
[insert date]

UBS AG (“UBS”)

Re: ETRACS Silver Shares Covered Call ETNs due April 21, 2033

Ladies and Gentlemen:

The undersigned holder of Exchange Traded Notes due April 21, 2033 Linked to the Credit Suisse NASDAQ Silver FLOWSTM (Formula-Linked OverWrite Strategy) 106 Index, issued by UBS, acting through its Nassau Branch (and effective upon the Branch Substitution, its London Branch), CUSIP No. 22542D225 (the “ETNs”) hereby irrevocably offers to UBS the right to redeem, on the Early Redemption Date of     , with respect to the number of the ETNs indicated below as described in the Pricing Supplement dated May 31, 2024 relating to the ETNs (the “Pricing Supplement”). Terms not defined herein have the meanings given to such terms in the Pricing Supplement.

The undersigned certifies to you that it will (i) book a delivery versus payment trade on the Early Redemption Valuation Date with respect to the number of ETNs specified below at a price per ETN equal to the Early Redemption Amount, facing UBS Securities, DTC #642 and (ii) deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the Early Redemption Date.

Very truly yours,

[NAME OF DTC PARTICIPANT HOLDER]

Contact Name:

Title:

Telephone:

Fax:

E-mail:

Number of ETNs offered for redemption (You must offer at least the applicable minimum redemption amount for redemption at one time for your offer to be valid (10,000 ETNs and integral multiples of 10,000 ETNs in excess thereof)). The trading day immediately succeeding the date you offered your ETNs for redemption will be the Early Redemption Valuation Date applicable to such redemption.):

DTC # (and any relevant sub-account):